                                                                      Exhibit 11


               STATEMENT RE: COMPUTATIONS OF PER SHARE EARNINGS
                 (Amounts in thousands except per share data)

                                                                          For the Quarter Ended March 31,
                                                                                   2000                      1999
                                                                 ----------------------     ---------------------
Numerator:
 Net income available to common shareholders                                    $19,195                   $15,340
 Less adjustment for gain on sales of investments in
  rental properties available to common shareholders                                  -                         -
                                                                 ----------------------      --------------------
Numerator for basic earnings per share income from
 continuing operations available to common shareholders                          19,195                    15,340



Effect of dilutive securities:
 Minority interest in income convertible into common
  shares                                                                          1,286                     1,269
                                                                 ----------------------       -------------------
 Numerator for diluted earnings per share                                       $20,481                   $16,609
                                                                 ======================       ===================
Denominator:
 Denominator for basic earnings per share - weighted
  average shares                                                                 44,710                    44,280
 Effect of dilutive securities:
  Stock options                                                                     110                       160
  Weighted average convertible operating company units                            3,040                     3,250
                                                                 ----------------------     ---------------------
Dilutive potential common shares                                                  3,150                     3,410
                                                                 ----------------------     ---------------------
Denominator for diluted earnings per share adjusted
 for weighted average shares and assumed conversion                              47,860                    47,690
                                                                 ======================      ====================

 Basic earnings per share excluding gains on sale                               $  0.43                   $  0.35
                                                                  =====================      ====================
 Diluted earnings per share excluding gains on sale                             $  0.42                   $  0.35
                                                                  =====================      ====================

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